Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 10, 2020 (except Note 21, as to which the date is April 17, 2020), with respect to the consolidated financial statements of Kingsoft Cloud Holdings Limited included in Amendment No.3 to the Registration Statement (Form F-1 No. 333-237726) and related Prospectus of Kingsoft Cloud Holdings Limited for the registration of its ordinary shares.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

May 7, 2020